UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction Of incorporation)	001-31451 (Commission File Number)	22-3680505 (IRS Employer Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule or Standard
SIGNATURES
Item 1.01 Entry into a Material Definitive Agreement.
Limited Waiver to Credit Facility
     On February 28, 2007, BearingPoint, Inc. (the “Company”) obtained a limited waiver (the “Waiver”) to the Credit Agreement (as amended, the “Credit Facility”), dated as of July 19, 2005 and as amended by the First Amendment dated as of December 21, 2005, the Second Amendment dated as of March 30, 2006, the Third Amendment dated as of July 19, 2006, the Fourth Amendment dated as of September 29, 2006, and the Fifth Amendment dated as of October 31, 2006 among the Company, BearingPoint, LLC, the guarantors party thereto, the lenders party thereto, General Electric Capital Corporation, as syndication agent and collateral agent, Wells Fargo Foothill, LLC, as documentation agent, UBS Securities, LLC, as lead arranger, UBS AG Stamford Branch, as issuing bank and administrative agent, and UBS Loan Finance LLC, as swingline lender.
     Among other things, the Waiver waives the delivery requirement of the Company’s Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) and of its Forms 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006 until March 15, 2007.
     For the complete content of the Credit Facility and the amendments to the Credit Facility, please see the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (filed on November 22, 2006).
Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule or Standard
     On March 1, 2007, the Company provided formal notice to the New York Stock Exchange, Inc. (the “NYSE”) that the Company will not be filing its 2006 Form 10-K in a timely manner, and, as a result, the Company is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual. Section 802.01E, among other things, provides that the NYSE will monitor the Company and the filing status of the 2006 Form 10-K. If the Company has not filed its 2006 Form 10-K within six months of the filing due date of the 2006 Form 10-K, the NYSE will determine whether the Company should be given up to an additional six months to file its 2006 Form 10-K. The NYSE may instead commence suspension and delisting procedures. The Company expects to receive a letter from the NYSE regarding these procedures.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2007	BearingPoint, Inc.
By: /s/ Judy A. Ethell
	Name:	Judy A. Ethell
	Title:	Chief Financial Officer